Exhibit 3.3

Filed in the Office of	Business Number E18174492021-5
Barbara K. Cegavske	Filing Number 20222079172
Secretary of State State Of Nevada	Filed On 2/3/2022 12:10:00 PM
	Number of Pages 3

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- [X] Certificate of Designation
- [ ] Certificate of Amendment to Designation - Before Issuance of Class or Series
- [ ] Certificate of Amendment to Designation - After Issuance of Class or Series
- [ ] Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity Information:	Name of entity: LEEWAY SERVICES, INC. Entity or Nevada Business Identification Number (NVID): NV20212250563
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series X Super Voting Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* That the Company has authorized for issuance, pursuant to its Articles of Incorporation, 20,000,000 shares of preferred stock, $0.001 par value per share, of which 2,000 shares are designated as Series X Super Voting Preferred Stock ("Series X Voting Preferred Stock"). Please see attached hereto.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 1-14-22

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 1/1/2019

CERTIFICATE OF DESIGNATION OF
SERIES X SUPER VOTING PREFERRED STOCK
SETTING FORTH THE POWERS,
PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND
RESTRICTIONS OF SUCH SERIES OF PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes, LeeWay Services Inc., a Nevada corporation (the “Corporation”), DOES HEREBY CERTIFY:

The Articles of Incorporation of the Corporation as filed with the Secretary of State of Nevada on October 12, 2021 (the “Articles”) confers upon the Board of Directors of the Corporation (the “Board of Directors”) the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof.

On December 31, 2021, the Board of Directors duly adopted a resolution creating a series of preferred stock having the designation and number of shares and the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof as set forth below:

Section 1. Designation and Number. Of such 20,000,000 shares of Preferred Stock, $0,001 par value per share, authorized, 2,000 shares are designated as “Series X Super Voting Preferred Stock” (the “Series X Preferred Stock”).

Section 2. Dividends. The holders of the Series X Preferred Stock shall not be entitled to receive dividends on the Series X Preferred Stock or to participate in dividends paid on the Corporation's Common Stock.

Section 3. Liquidation Preference. The holders of the Series X Preferred Stock shall not be entitled to any liquidation preference.

Section 4. Voting. The holders of the Series X Preferred Stock will have the shareholder voting rights as described in this Section 4, Articles, or as required by law. For so long as any shares of the Series X Preferred Stock remain issued and outstanding, the holders thereof shall have the right to vote in an amount equal to 10,000 votes per share of Series X Preferred Stock. Except as otherwise required by law, in respect of all matters concerning the voting of shares of capital stock of the Corporation, the Common Stock (and any other class or series of capital stock of the Corporation entitled to vote generally with the Common Stock) and the Series X Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects.

Section 5. Conversion Rights. The holders of the shares of Series X Preferred Stock shall not have any rights hereunder to convert such shares into, or exchange such shares for, shares of any other series or class of capital stock of the Corporation or of any other person.

Section 6. Redemption Rights. The shares of the Series X Preferred Stock shall not be subject to redemption.

Section 7. Notices. Any notice required hereby to be given to the holders of shares of the Series X Preferred Stock shall be deemed received on the fourth Business Day after being deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation. A “Business Day” shall be defined as any day other than a Saturday, Sunday or Federal holiday.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed on its behalf by its undersigned Chief Executive Officer as of December 31, 2021.

By:	/s/ S. Whitfield Lee
Name: S. Whitfield Lee
Title: Chief Executive Officer

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